                                 SCHEDULE 14A

                                (Rule 14A-101)
                    Information Required in Proxy Statement
                           Schedule 14A Information
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               THE ROUSE COMPANY
                      ----------------------------------
               (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Holders of Common Stock:

   The Annual Meeting of Stockholders of The Rouse Company is called to be held on Thursday, May 9, 2002, at 11:00 a.m. at The Rouse Company Building, Columbia, Maryland, for the following purposes:

   (a) Election of directors to hold office until the Annual Meeting of Stockholders that is to be held in 2005 and until their respective successors are duly elected and qualify; and
   (b) Consideration of such other business as may properly come before the meeting.

   Holders of Common Stock of the Company as of the close of business on March 8, 2002 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof. The stock transfer books will not be closed.

   For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy.

                                           By Order of the Board of Directors
                                                     Gordon H. Glenn
                                                        Secretary

April 8, 2002

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                                PROXY STATEMENT

                (First Mailed to Stockholders on April 8, 2002)

   This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of The Rouse Company (the "Company") to be voted at the Annual Meeting of Stockholders on May 9, 2002 and at any adjournments or postponements thereof (the "meeting"). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telecopy or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

   Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of director nominees listed in the Proxy Statement, in accordance with the Board's recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board at the time of the meeting.

   Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

   In order to conduct business at the meeting, a quorum consisting of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting must be present in person or represented by proxy.

   Directors are elected by a plurality of the votes cast by the holders of shares of common stock par value $.01 per share ("Common Stock") of the Company present in person or represented by proxy at the meeting, at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required.

   On March 8, 2002, the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting, the Company had outstanding and entitled to vote 86,260,491 shares of Common Stock. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the meeting.

   The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2001, has been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company's 2001 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") by contacting David L. Tripp, Vice President and Director, Investor Relations and Corporate Communications, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

   The Company has a classified Board with twelve director positions authorized. Three directors are nominated for reelection at the meeting and, if elected, their new terms of office will expire at the Annual Meeting of Stockholders to be held in 2005, or when their successors are elected and qualify.

   The remaining eight current directors serve terms in office that expire at either the Annual Meeting of Stockholders to be held in 2003 or the Annual Meeting of Stockholders to be held in 2004, or when their successors are elected and qualify.

   In connection with the consummation in June 1996 of the merger with The Hughes Corporation ("Hughes"), the Company entered into a Contingent Stock Agreement (the "Agreement") under which the owners of Hughes (the "Hughes Owners") received rights to future distributions of Common Stock as part of the consideration in the merger. Under the Agreement, as long as the Hughes Owners own at least 5% of the outstanding shares of Common Stock (but in no event for longer than 10 years), the Hughes Owners are entitled, through certain representatives, to recommend an individual for election to the Company's Board. Platt W. Davis, III was recommended under this provision and currently serves as a director of the Company.

   After 22 years of loyal service on the Board, Thomas J. McHugh will be retiring as a director, effective at the meeting, in accordance with the Company's mandatory retirement policy for directors who have attained age 70. The Board deeply appreciates his dedication to the principles of the Company and the wisdom, high standards and leadership demonstrated by him during his tenure as a director.

   If one or more of the nominees for director is unable to serve for any reason or if a vacancy otherwise exists on the Board, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

   Information regarding the nominees for election at the meeting follows:

                      Nominees for Terms Expiring in 2005

   David H. Benson, age 64, has been a member of the Board since 1987. Mr. Benson is Senior Advisor to Fleming Family and Partners and Chairman of the Board of Charter European Trust plc, an investment management company, and COIF Charities Funds. He was formerly a Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is also a director of BG Group plc (formerly British Gas plc), Daniel Thwaites plc, Dover Corporation and Murray International Investment Trust.

   Platt W. Davis, III, age 58, has been a member of the Board, as representative of the Hughes Owners, since 1999. Mr. Davis is a partner in Vinson & Elkins, L.L.P., a partnership engaged in the practice of law. Previously, he was Managing Partner of THC Partners, an investment management company that dissolved in 2000 and whose members consisted of certain Hughes Owners.

   Juanita T. James, age 49, has been a member of the Board since 1989. Ms. James is Vice President and General Manager of Pitney Bowes Professional Services, Inc., a subsidiary of Pitney Bowes, Inc. Previously, she was President of JJ Marketing Ventures, a management consulting firm specializing in book publishing and direct marketing, Executive Vice President of the Marketing and Editorial Departments at Doubleday Direct, Inc. and Senior Vice President of Finance and Operations at Doubleday Direct, Inc. Ms. James is a Trustee Emeritus of Princeton University. She also is a director of the Stamford Museum and Nature Center, a Trustee of the Ferguson Public Library and President of the Board of the Child Care Center, all located in Stamford, Connecticut.

   Information regarding directors not standing for election at the meeting follows:

                     Directors Whose Terms Expire in 2003

   Anthony W. Deering, age 57, has been a member of the Board since 1993. Mr. Deering is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was President and Chief Executive Officer of the Company. Mr. Deering is a director of the T. Rowe Price Mutual Funds. He also is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and Vice Chairman of the Board of Directors of the Greater Baltimore Committee. Mr. Deering is a Trustee of the Baltimore Museum of Art, Johns Hopkins University, the Baltimore Center for the Performing Arts and the Charlesmead Foundation.

   Rohit M. Desai, age 63, has been a member of the Board since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated, a specialized investment firm managing assets of various institutional clients. Mr. Desai also is a director of Finlay Enterprises, Inc., Independence Community Bank and SITEL Corporation. In addition, Mr. Desai is a Trustee of the Asia Society and a Member of the Council of Foreign Relations.

   Hanne M. Merriman, age 60, has been a member of the Board since 1992. Ms. Merriman is a retail business consultant for Hanne Merriman Associates, a retail consulting firm. Ms. Merriman is a director of Ameren Corporation, AnnTaylor Stores Corporation, Finlay Enterprises, Inc., certain T. Rowe Price Mutual Funds, State Farm Mutual Automobile Insurance Company and US Airways Group, Inc. She also is a Member of the National Women's Forum.

   John G. Schreiber, age 55, has been a member of the Board since 2001. Mr. Schreiber is President of Centaur Capital Partners, Inc. and Senior Advisor and Partner of Blackstone Real Estate Advisors, L.P. Mr. Schreiber is a Trustee of AMLI Residential Properties Trust and a director of Host Marriott Corporation and The Brickman Group, Ltd. He also is a director of JMB Realty Corporation and a number of its affiliates, as well as a number of mutual funds advised by
T. Rowe Price Associates, Inc. Previously, he was Chairman and Chief Executive Officer of JMB/Urban Development Co. and Executive Vice President of JMB Realty Corporation.

                     Directors Whose Terms Expire in 2004

   Jeremiah E. Casey, age 62, has been a member of the Board since 1990. Mr. Casey is a director of National Life Insurance Company. Previously, he was Chairman of the Boards of Allied Investment Advisors Inc., Allfirst Trust Co. N.A., Allfirst Brokerage Corporation, and Allfirst Financial Inc. and its banking subsidiaries; and Chief Executive, USA, Allied Irish Banks plc. Mr. Casey is a Trustee of Mercy Health Services, Inc. and The Walters Art Museum. In addition, he is a director of Mercy Ridge, Inc., Irish American Endowment for Education, Inc. and Irish Educational Development Foundation, Inc.

   Roger W. Schipke, age 65, has been a member of the Board since 1992. Mr. Schipke is a private businessman. He is a director of The Brunswick Corporation and Legg Mason, Inc.

   Mark R. Tercek, age 45, has been a member of the Board since 2001. Mr. Tercek is Managing Director and Global Head of the Health Care Department in the Investment Banking Division at Goldman, Sachs & Co. and a member of the firm's Commitments Committee. He previously was Global Co-Head of Equity Capital Markets at Goldman, Sachs & Co. and headed the Corporate Finance Department and the Real Estate Department in the firm's Investment Banking Division.

   Gerard J. M. Vlak, age 68, has been a member of the Board since 1996. Mr. Vlak is a former member of the Executive Board of Rabobank Nederland and a former General Manager North America of Amsterdam-

Rotterdam Bank. He is a Trustee of the BJB Investment Funds of Bank Julius Baer. Mr. Vlak also is a member of the boards of The Netherland-America Foundation and Oce-USA Holding, Inc.

   Please note:

   (1) There exist no family relationships between any of the directors or between any director and any executive officer of the Company.

   (2) All corporations identified have securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except: non-profit organizations; State Farm Mutual Automobile Insurance Company, which is a mutual insurance company; the companies identified with respect to Mr. Benson with the exception of BG Group plc; the companies identified with respect to Mr. Casey with the exception of Allied Irish Banks plc and Allfirst Financial Inc.; Centaur Capital Partners, Inc., which is Mr. Schreiber's family investment firm; The Brickman Group, Ltd.; and JMB Realty Corporation and its affiliates.

   The Board has established three permanent committees and one subcommittee to perform certain designated functions.

   The Audit Committee, composed of Messrs. Benson (Chair), Davis, Schipke, Tercek, Vlak and Ms. Merriman, recommends to the Board the appointment of the Company's independent certified public accountants, reviews the year-end financial statements and related matters with management and the Company's independent certified public accountants, reviews the Company's Annual Report on Form 10-K filed with the SEC and reviews such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as may be deemed appropriate. The Audit Committee held four meetings during 2001.

   The Executive Committee, composed of Messrs. Deering (Chair), Casey, Desai, McHugh and Ms. James, takes action with respect to approved projects and corporate financings of the Company, such special matters as may be delegated to it by the Board and any other appropriate matters that arise between Board meetings. The Executive Committee did not meet during 2001.

   The Nominating Committee, a subcommittee of the Executive Committee, composed of Ms. James (Chair), and Messrs. Casey, Desai and McHugh, determines the criteria and qualifications for Board membership, considers and recommends nominees for election to the Board and makes recommendations regarding the compensation of directors. Stockholders may submit to the Secretary of the Company names of nominees for Board membership for consideration by the Nominating Committee. The Company's Bylaws generally provide that nominations shall be made not more than 90 days nor less than 60 days before the scheduled date of a stockholders meeting at which directors are to be elected and specifies information that the stockholder must provide at the time of the nomination. The Nominating Committee met once during 2001.

   The Personnel Committee, composed of Messrs. Casey (Chair), Desai, McHugh and Ms. James, reviews and makes recommendations to the Board regarding the compensation programs of the Company, including the compensation of its executive officers, and reviews and approves grants under the Company's stock incentive plans. See "Personnel Committee Report on Executive Officer Compensation" below. This Committee also has certain responsibilities with respect to the Company's Pension Plan, including general oversight of the investment of Pension Plan assets and approval of amendments to the Pension Plan that do not significantly increase the Company's funding costs or that are required under federal or state law. In addition, the Personnel Committee has general oversight responsibility for The Rouse Company Supplemental Retirement Benefit Plan and serves as the Investment Committee under the Company's Qualified 401(k) Savings Plan. The Personnel Committee held three meetings during 2001.

   During 2001, the Board held six meetings in addition to the eight meetings held by Board Committees. During their respective terms, all directors of the Company, other than Mr. Schreiber, attended 75% or more of the aggregate of all Board meetings and all meetings of Committees of which they were a member. Mr. Schreiber attended two of the three Board meetings (67%) held since he became a Board member.

                     EQUITY SECURITIES BENEFICIALLY OWNED
                              AS OF MARCH 8, 2002

   The following tables show how much of the Company's Common Stock was owned by each nominee, director and those executive officers named in the Summary Compensation Table and by all persons, to the knowledge of the Company, beneficially owning more than 5% of Company Common Stock on March 8, 2002. To the knowledge of the Company, no person beneficially owns more than 5% of the Series B Convertible Preferred Stock of the Company. As of March 8, 2002, one executive officer and one director of the Company beneficially owned shares of the Series B Convertible Preferred Stock of the Company. See Footnotes (6) and
(10) below. Other than Mr. Deering, who owns 1.63 percent of the Company's Common Stock, no nominee, director or executive officer owns more than one percent of the total outstanding shares (including exercisable options). All directors and executive officers as a group own 5.44 percent of the total outstanding shares of Common Stock (including exercisable options).

                                           Direct        Indirect       Total      Exercisable
                 Name                   Holdings (1)     Holdings       Shares     Options (2)
----------------------------------------------------------------------------------------------
David H. Benson                             1,800          450(3)        2,250         13,000
----------------------------------------------------------------------------------------------
Jeremiah E. Casey                           4,400      137,928(4)      142,328         13,000
----------------------------------------------------------------------------------------------
Platt W. Davis, III                       113,715       68,609(5)      182,324          7,000
----------------------------------------------------------------------------------------------
Anthony W. Deering                        425,497      264,505(6)      690,002        761,112
----------------------------------------------------------------------------------------------
Rohit M. Desai                              8,950      137,928(4)      146,878          6,000
----------------------------------------------------------------------------------------------
Jeffrey H. Donahue                        145,594      142,928(4)(7)   288,522        244,654
----------------------------------------------------------------------------------------------
Juanita T. James                            1,100          -0-           1,100         13,000
----------------------------------------------------------------------------------------------
Duke S. Kassolis                           77,662        6,000(8)       83,662        156,907
----------------------------------------------------------------------------------------------
Douglas A. McGregor                       469,257       13,910(9)      483,167        354,878
----------------------------------------------------------------------------------------------
Thomas J. McHugh                           10,900          -0-          10,900         13,000
----------------------------------------------------------------------------------------------
Hanne M. Merriman                           1,400          -0-           1,400         13,000
----------------------------------------------------------------------------------------------
Roger W. Schipke                            6,950        3,409(10)      10,359         13,000
----------------------------------------------------------------------------------------------
John G. Schreiber                           3,000          -0-           3,000          5,000
----------------------------------------------------------------------------------------------
Jerome D. Smalley                         140,581       10,000(11)     150,581        252,244
----------------------------------------------------------------------------------------------
Mark R. Tercek                              2,500          -0-           2,500          5,000
----------------------------------------------------------------------------------------------
Gerard J.M. Vlak                              450          -0-             450         10,000
----------------------------------------------------------------------------------------------
All directors and executive officers as
  a group (21 persons)                                               2,341,909(12)  2,488,101

                                                      Number of   Percent of Shares
 Name and Address of 5% Holders of Common Stock        Shares        Outstanding
-----------------------------------------------------------------------------------
Ariel Capital Management, Inc.                     10,525,045(13)       12.2%
-----------------------------------------------------------------------------------
200 East Randolph Drive, Suite 2900
-----------------------------------------------------------------------------------
Chicago, Illinois 60601
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Franklin Resources, Inc.                            5,475,338(14)       6.35%
-----------------------------------------------------------------------------------
One Franklin Parkway
-----------------------------------------------------------------------------------
San Mateo, California 94403
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
T. Rowe Price Associates, Inc.                      6,160,609(15)       7.14%
-----------------------------------------------------------------------------------
P.O. Box 17218
-----------------------------------------------------------------------------------
100 East Pratt Street
-----------------------------------------------------------------------------------
Baltimore, Maryland 21202

--------
(1) Amounts in this column include restricted stock as well as shares allocated to named executive's accounts under The Rouse Company Savings Plan.

(2) These amounts include options that become exercisable within 60 days of March 8, 2002.

(3) Includes 450 shares of Common Stock owned directly by Mr. Benson's spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares.

(4) Includes 137,928 shares of Common Stock that are owned by The Rouse Company Incentive Compensation Statutory Trust of which Messrs. Donahue, Casey and Desai are co-Trustees and have shared voting and dispositive powers. For purposes of the reporting requirements of the Exchange Act, each of Messrs. Donahue, Casey and Desai is deemed to be a beneficial owner of the Trust's shares; however, each expressly disclaims that he has any economic interest in or beneficial ownership of such shares, other than those in which Mr. Donahue may have a beneficial interest as an employee beneficiary under the Trust.

(5) Includes 68,609 shares that are owned by a family trust, of which Mr. Davis has shared voting and dispositive powers.

(6) Includes 148,316 shares that are owned by the Deering Family Limited Partnership, of which Mr. Deering is a Trustee and has shared voting and dispositive powers. Includes 12,001 shares of Common Stock owned by adult children, as to which shares Mr. Deering disclaims beneficial ownership. Includes 43,205 shares of Common Stock that are owned by a Foundation of which Mr. Deering is the Trustee and 60,983 shares of Common Stock that are issuable upon conversion of the 46,500 shares of the Company's Series B Convertible Preferred Stock that are owned by the Foundation. For purposes of the reporting requirements of the Exchange Act, Mr. Deering is deemed to be a beneficial owner of the Foundation's shares; however, he expressly disclaims that he has any economic interest in or beneficial ownership of such shares.

(7) Includes 5,000 shares of Common Stock owned directly by Mr. Donahue's spouse, as to which shares he disclaims beneficial ownership.

(8) Includes 6,000 shares of Common Stock owned by the Kassolis family foundation, of which Mr. Kassolis is a Trustee and has shared voting and dispositive powers.

(9) Includes 13,910 shares of Common Stock held in trust for the benefit of minor children.

(10) Includes 3,409 shares of Common Stock that are issuable upon conversion of shares of the Company's Series B Convertible Preferred Stock that are beneficially owned by Mr. Schipke.

(11) Includes 10,000 shares of Common Stock owned by the Smalley family foundation, of which Mr. Smalley is the Trustee and has sole voting and dispositive powers.

(12) Includes 26,350 shares of Common Stock in executive officers' accounts under The Rouse Company Savings Plan as of December 31, 2001. Also includes 24,817 shares owned directly or indirectly by spouses of executive officers, children who share the same residence, certain other family members and trusts, as to which shares the executive officers in some instances disclaim beneficial ownership.

(13) Based upon the Schedule 13G filed on March 7, 2002, represents the aggregate number of shares beneficially owned as of February 28, 2002 by Ariel Capital Management, Inc., which has sole voting power with respect to 9,142,265 shares and sole dispositive power with respect to 10,514,870 shares.

(14) Based upon the Schedule 13G filed on February 14, 2002, represents shares beneficially owned, as of December 31, 2001, by one or more open- or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("Franklin Resources"). The Adviser Subsidiaries have shared power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Franklin Resources is deemed to be a beneficial owner of such shares; however, Franklin Resources expressly disclaims that it has any economic interest in or beneficial ownership of such shares.

(15) Based upon the Schedule 13G filed on February 14, 2002, represents shares owned by various individual and institutional investors as of December 31, 2001 for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

                         PERSONNEL COMMITTEE REPORT ON
                        EXECUTIVE OFFICER COMPENSATION

   The Personnel Committee of the Board (the "Committee") is pleased to present its report on executive compensation for 2001. During 2001, the Committee was composed of four non-employee directors of the Company. The Committee is responsible for reviewing, approving and/or making recommendations to the Board generally with respect to the compensation of the Company's executive officers. During 2001, the Board reviewed these recommendations and approved or concurred with all Committee actions regarding executive compensation.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

   The Company has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance and stockholder value by aligning the financial interests of the Company's executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company's success in meeting specified performance objectives adopted annually as described below. In pursuit of these objectives, the Company's compensation program is designed to attract to the Company and retain the best possible executive talent; to motivate these executives to achieve specific performance goals which are integral to the Company's business objectives approved by the Board; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance. The goal is for executive compensation to be within the top quartile of compensation for comparable companies.

   The Committee has primary responsibility for evaluating the Company's compensation program and specific compensation plans and establishing policies that meet the objectives described above. A comprehensive review of the Company's compensation program was conducted by Frederic W. Cook & Co., Inc. (the "Compensation Consultant") in 2000. The review included a comprehensive study of compensation practices of other publicly traded real estate companies that are deemed to be most comparable to the Company. References in this report to "comparable companies," "competitive pay," "competitive ranges" and the like refer to the comparison group described above.

   As part of its 2000 compensation review, the Compensation Consultant made recommendations to the Committee regarding the Company's long-term incentive compensation program. In addition to specific recommendations for the Company's executive officers and other key employees, the Compensation Consultant recommended that the Company include the following elements in its long-term incentive compensation program: (i) making stock awards (options and/or bonus grants of restricted stock) available for eligible employees on an annual basis, (ii) making a larger group of employees than had previously been the case, to include property managers and equivalent positions, eligible for stock option awards, (iii) making bonus grants of restricted stock available to a larger group of especially key employees than had previously been the case and
(iv) for those key employees receiving stock options and bonus grants of restricted stock, as a general guideline allocating 60% of the total award in the form of stock options and 40% in the form of bonus grants of restricted stock. The Committee concurred in the Compensation Consultant's recommendation as general guidelines for long-term incentive compensation, subject to periodic review and update, as appropriate, and to the discretion of the Committee as to specific awards.

   The Committee reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers the performance of the Company in its industry, an individual's circumstances and the Compensation Consultant's periodic recommendations. The Committee also considers the Compensation Consultant's recommended parameters for salary, bonus level and long-term incentive stock compensation. Except with respect to stock options and stock bonus awards, the Board approves or reviews the Committee's actions with respect to the compensation of all executive officers, including the Chief Executive Officer.

   In reviewing the individual performance of the Company's executive officers (other than the Chief Executive Officer), the Committee and the Board consider the views of the Chief Executive Officer to whom these officers are responsible. After review and consultation with the Compensation Consultant, the Committee concurred with Mr. Deering's recommendations with respect to proposed salaries, bonuses and incentive stock grants for the executive officers for 2001. The Board concurred with the Committee's decisions.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

   The principal elements of the Company's executive compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of stock option and stock bonus grants. The Company also provides medical, pension and other fringe benefits to eligible Company employees.

Base Salaries

   Base salaries for executive officers are determined through periodic evaluation of the responsibilities of the positions held and the experience and performance of the individual officers, and salary alignment based on periodic independent compensation consultant recommendations with respect to the competitive marketplace for executive talent and the relative overall corporate performance of the Company in relation to its competitors in the industry. Salary adjustments, if any, are determined by the Committee with the Board's approval or concurrence, upon recommendation from the Chief Executive Officer (in the case of compensation for executive officers other than the Chief Executive Officer), by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

   The Company's executive officers and other key employees are eligible for an annual cash bonus under the Company's Incentive Compensation Plan. Under this Plan, the bonus awards for the executive officers are based in whole or in part upon the Company's annual corporate objectives as evaluated by the Board, with consideration given to individual performance. The Board also may grant special bonus awards in exceptional cases based upon extraordinary performance.

   Each year, a challenging set of corporate performance objectives, with assigned individual relative weightings, is recommended by the Chief Executive Officer and approved by the Board. For 2001, these Board-approved objectives placed heavy emphasis (60%) on earnings results and financial position, including specific Funds From Operations targets for the Company and Net Operating Income targets for individual business segments as well as leasing goals. Additional corporate objectives (totaling 40%) included specific strategic objectives for 2001.

Long-Term Incentive Stock Plans

   The purpose of the Company's long-term incentive stock plans has been to provide a meaningful equity interest in the Company to executive officers and other key employees in a format designed to motivate them and align their financial interests with those of stockholders.

Stock Bonus Awards

   The Committee is authorized to grant stock bonus awards and make related loans upon such terms and conditions as it may approve. These grants are made following review by the Committee and upon recommendation of the Chief Executive Officer. In making grants, the Committee principally considers market data, the advice of independent compensation consultants, award size criteria and the amounts and terms of stock bonus awards for prior years. The awards are subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the employee voluntarily leaves the Company or is discharged for cause. In conjunction with these restricted stock grants, the Company may make loans to recipients, subject to forgiveness in annual installments dependent upon continued employment by the Company.

Stock Options

   Stock options are granted by the Committee generally using approved award size criteria and based upon market data, independent compensation consultants' advice, management's recommendations and the prior grant history for each person. Stock options are granted with an exercise price equal to the market price of the Common Stock at the time of the grant and typically are subject to vesting over a period of years. Stock options thus are designed to align the interests of employees with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

CHIEF EXECUTIVE OFFICER COMPENSATION

   Each year the Committee makes a recommendation to the Board with respect to Mr. Deering's compensation. In making its recommendation, the Committee considers such factors as market data, the advice of compensation consultants and corporate performance. In 2001, upon the Committee's recommendation and approval by the Board, Mr. Deering's salary was increased by approximately 5% to $875,000. In addition, the Committee and the Board determined, upon their review of the 2001 corporate performance objectives described above, that the Company had achieved excellent results for the year, meeting or exceeding substantially all of its targeted objectives. Based on these results, the Board awarded to Mr. Deering a bonus of $1,063,125. Also, in February 2001, the Committee granted Mr. Deering stock options for 300,000 shares of Common Stock and a restricted grant of 25,000 shares. The grants contained standard terms and conditions. See "Stock Options and Stock Appreciation Rights" below.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

   The Committee has considered the impact of provisions of the Internal Revenue Code of 1986 (the "Code") that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Chief Executive Officer and its four other most highly compensated officers. This disallowance provision does not apply to performance-based compensation, and the Company expects that this provision will not limit its tax deductions for executive compensation in the near term.

                                          Jeremiah E. Casey, Chair
                                          Rohit M. Desai
                                          Juanita T. James
                                          Thomas J. McHugh


                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2001, 2000 and 1999 by those persons who were the Chief Executive Officer and the four other most highly compensated officers of the Company in 2001. The amounts reported below under the columns captioned "Salary," "Bonus," "Restricted Stock Awards" and "Securities Underlying Options" are payable under and in accordance with the Company's annual and long-term compensation policies as described above in the "Personnel Committee Report on Executive Officer Compensation."

                          SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                                           Compensation Awards
                                                          ----------------------
                                                          Restricted  Securities
                                      Annual Compensation   Stock     Underlying  All Other
                                      -------------------  Award(s)    Options   Compensation
  Name and Principal Position    Year Salary($) Bonus($)    ($)(1)       (#)         ($)
  ---------------------------    ---- --------- --------- ----------  ---------- ------------

Anthony W. Deering.............. 2001  875,000  1,063,125  619,500(2)  300,000      26,250(4)
Chairman of the Board, President 2000  832,000  1,010,880     None     500,000     404,960(5)
and Chief Executive Officer      1999  800,000    972,000     None        None     404,923(6)

Douglas A. McGregor............. 2001  615,001    686,340  396,480(2)  200,000     220,450(4)
Vice Chairman and                2000  587,600    655,762     None     300,000     219,628(5)
Chief Operating Officer          1999  567,115    630,540     None        None     179,108(6)

Jeffrey H. Donahue.............. 2001  445,000    452,565  346,920(2)  100,000     154,350(4)
Executive Vice President         2000  416,000    423,072  268,750(3)  125,000     407,082(5)
and Chief Financial Officer      1999  403,808    406,800     None        None      99,472(6)

Jerome D. Smalley............... 2001  445,000    452,565  346,920(2)  100,000     154,350(4)
Executive Vice President         2000  416,000    423,072  268,750(3)  125,000     407,082(5)
and Director of Development      1999  403,808    406,800     None        None     105,772(6)

Duke S. Kassolis................ 2001  397,904    350,156  272,580(2)   35,000     103,940(4)
Senior Vice President and        2000  382,600    292,689  129,000(3)   60,000      98,478(5)
Director of Property Operations  1999  340,115    291,810     None        None     101,544(6)

--------
(1) As of December 31, 2001, Mr. Deering had aggregate restricted shareholdings of 134,850 shares having a value of $3,949,756; Mr. McGregor had aggregate restricted shareholdings of 27,500 shares having a value of $805,475; Messrs. Donahue and Smalley each had aggregate restricted shareholdings of 36,000 shares having a value of $1,054,440; and Mr. Kassolis had aggregate restricted shareholdings of 15,800 shares having a value of $462,782. The share values specified in this footnote are based on the closing price of the Company's Common Stock on December 31, 2001.

(2) In February 2001, Mr. Deering received 25,000 restricted shares, Mr. McGregor received 16,000 restricted shares, Messrs. Donahue and Smalley each received 14,000 restricted shares and Mr. Kassolis received 11,000 restricted shares (the "2001 Bonus Shares"). The 2001 Bonus Shares were granted under the Company's 1999 Stock Incentive Plan, and ownership of the 2001 Bonus Shares vests 20% on February 22nd in each of the years 2003 through 2007. The terms of the restricted stock grants provide that any 2001 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The values specified for such shares in the table above are based on the closing price of the Company's Common Stock on the date the award was granted. Dividends are paid on the restricted shares.

(3) In February 2000, Messrs. Donahue and Smalley each received 12,500 restricted shares and Mr. Kassolis received 6,000 restricted shares (the "2000 Bonus Shares"). The 2000 Bonus Shares were granted under the Company's 1999 Stock Incentive Plan, and ownership of the 2000 Bonus Shares vests 20% on February 24th in each of the years 2001 through 2005. The terms of the restricted stock grant provides that any 2000 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The values specified for such shares in the table above are based on the closing price of the Company's Common Stock on the date the award was granted. Dividends are paid on the restricted shares.

(4) Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company's 1994 and 1997 Stock Incentive Plans. Installments were forgiven by the Company during 2001 in the amount of $202,000 as to Mr. McGregor; $141,000 as to both Messrs. Donahue and Smalley and $87,000 as to Mr. Kassolis. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $26,250 as to Mr. Deering, $18,450 as to Mr. McGregor, $13,350 as to both Messrs. Donahue and Smalley and $11,937 as to Mr. Kassolis. The amount for Mr. Kassolis also includes a $5,003 payment in lieu of dividend on certain common shares.

(5) Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 and 1997 Stock Incentive Plans. Installments were forgiven by the Company during 2000 in the amount of $380,000 as to Mr. Deering, $202,000 as to Mr. McGregor, $141,000 as to both Messrs. Donahue and Smalley and $87,000 as to Mr. Kassolis. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $24,960 as to Mr. Deering, $17,628 as to Mr. McGregor, $12,480 as to both Messrs. Donahue and Smalley and $11,478 as to Mr. Kassolis. With respect to both Messrs. Donahue and Smalley, includes a payment of $253,602 to pay income taxes resulting from a restricted stock award under the Company's 1999 Stock Incentive Plan.

(6) Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 and 1997 Stock Incentive Plans and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1999 in the amount of $380,000 as to Mr. Deering, $161,500 as to Mr. McGregor, $87,000 as to Mr. Donahue, $93,300 as to Mr. Smalley and $92,000 as to Mr. Kassolis. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $24,923 as to Mr. Deering, $17,608 as to Mr. McGregor, $12,472 as to both Messrs. Donahue and Smalley and $9,554 as to Mr. Kassolis.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

   The following summarizes information relating to stock option grants, including "reload" option grants made during 2001 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted at any time under the Company's Stock Option and Stock Incentive Plans.

                       Option Grants in Last Fiscal Year
                               Individual Grants

                                                                 % of Total
                                        Number of Securities Options Granted to                           Grant Date
                                         Underlying Options     Employees in    Exercise Price Expiration  Present
                 Name                       Granted (#)         Fiscal Year       ($/Share)       Date    Value ($)
                 ----                   -------------------- ------------------ -------------- ---------- ----------
Anthony W. Deering.....................       300,000(1)           12.85            25.00       2-21-11   1,017,000
                                               52,011(2)            2.23            28.53       9-22-03     134,708
                                               33,357(2)            1.43            28.53       9-21-04     120,085
                                               75,744(2)            3.25            28.53       2-23-10     282,525
Douglas A. McGregor....................       200,000(1)            8.57            25.00       2-21-11     678,000
                                               13,385(2)             .57            28.50       9-22-03      36,407
                                               19,655(2)             .84            28.50       9-21-04      73,510
                                               51,401(2)            2.20            28.50       2-21-06     179,389
                                               44,741(2)            1.92            28.50       2-23-10     175,385
Jeffrey H. Donahue.....................       100,000(1)            4.28            25.00       2-21-11     339,000
                                               15,722(2)             .67            26.94       9-21-04      49,839
                                               24,495(2)            1.05            26.94       2-21-06      82,303
                                                8,671(2)             .37            28.46       2-21-06      29,915
                                               18,870(2)             .81            28.46       2-23-10      72,461
                                                4,094(2)             .18            29.25       5-20-02       5,609
                                               14,407(2)             .62            29.25       9-21-04      49,848
                                               25,136(2)            1.08            29.25       2-21-06      80,435
                                               33,907(2)            1.45            29.25       12-2-08     124,778
Jerome D. Smalley......................       100,000(1)            4.28            25.00       2-21-11     339,000
                                                3,226(2)             .14            28.15       5-20-02       6,129
                                                7,494(2)             .32            28.15       9-21-04      27,653
                                               34,799(2)            1.49            28.15       2-21-06     121,797
                                               35,176(2)            1.51            28.15       12-2-08     173,418
                                               19,076(2)             .82            28.15       2-23-10      73,824
Duke S. Kassolis.......................        35,000(1)            1.50            25.00       2-21-11     118,650
                                                7,142(2)             .31            28.05       2-21-06      25,283
                                                4,910(2)             .21            28.14       9-21-04      13,895
                                               28,207(2)            1.21            28.14       2-21-06      89,698

--------

(1) All of these stock options were granted on February 22, 2001, and are exercisable as to 20% of the shares underlying the stock options on February 22nd in each of the years 2003 through 2007. These option grants contained a "reload" feature, under which if a stock-for-stock exercise occurs and the exercise price is paid by surrendering shares of Common Stock, a new option will be issued for the number of shares surrendered and having substantially the same terms as the option that was exercised, except that the exercise price of the new option will be the market price of the shares surrendered at the time of the surrender. The values for the grants are based on the Black-Scholes option pricing model. With respect to all February 22, 2001 grants, a dividend yield of 5.5%, a 7-year Treasury note rate at the time of grant and option exercises occurring after 7 years are assumed. Based on these assumptions, the model produces a per option share value of $3.39 (using an interest rate of 5.16% and stock price volatility of 20%).

(2) These stock option grants occurred automatically under the "reload" features of previously granted options as to which there was a stock-for-stock exercise. The values of the reload option grants are based on the Black-Scholes option pricing model with an assumed dividend yield of 5.5%, stock price volatility of 20%, an interest rate based on the Treasury note that matures on the expiration date of the option, and the option exercise occurring on the expiration date. Based on these assumptions, the model produces a per option share value as follows:


                                        Number of Securities Underlying       Interest
                 Name                         Options Granted (#)       Value  Rate %
--------------------------------------------------------------------------------------
Anthony W. Deering                                  52,011              $2.59   3.98
--------------------------------------------------------------------------------------
                                                    33,357              $3.60   6.21
--------------------------------------------------------------------------------------
                                                    75,744              $3.73   4.90
--------------------------------------------------------------------------------------
Douglas A. McGregor                                 13,385              $2.72   4.34
--------------------------------------------------------------------------------------
                                                    19,655              $3.74   6.49
--------------------------------------------------------------------------------------
                                                    51,401              $3.49   4.83
--------------------------------------------------------------------------------------
                                                    44,741              $3.92   5.27
--------------------------------------------------------------------------------------
Jeffrey H. Donahue                                  15,722              $3.17   4.97
--------------------------------------------------------------------------------------
                                                    24,495              $3.36   4.80
--------------------------------------------------------------------------------------
                                                     8,671              $3.45   4.73
--------------------------------------------------------------------------------------
                                                    18,870              $3.84   5.12
--------------------------------------------------------------------------------------
                                                     4,094              $1.37   1.92
--------------------------------------------------------------------------------------
                                                    14,407              $3.46   5.85
--------------------------------------------------------------------------------------
                                                    25,136              $3.20   4.02
--------------------------------------------------------------------------------------
                                                    33,907              $3.68   4.61
--------------------------------------------------------------------------------------
Jerome D. Smalley                                    3,226              $1.90   3.87
--------------------------------------------------------------------------------------
                                                     7,494              $3.69   6.40
--------------------------------------------------------------------------------------
                                                    34,799              $3.50   4.93
--------------------------------------------------------------------------------------
                                                    35,176              $4.93   5.25
--------------------------------------------------------------------------------------
                                                    19,076              $3.87   5.25
--------------------------------------------------------------------------------------
Duke S. Kassolis                                     7,142              $3.54   5.06
--------------------------------------------------------------------------------------
                                                     4,910              $2.83   3.96
--------------------------------------------------------------------------------------
                                                    28,207              $3.18   4.25
--------------------------------------------------------------------------------------

   For the executive officers named in the Summary Compensation Table, the following summarizes information relating to stock option exercises during 2001 and the number and value of unexercised stock options previously granted.

   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised    In-The-Money Options(1)
                              Shares Acquired     Value      Options at FY-End (#)         at FY-End ($)
            Name              on Exercise (# ) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
            ----              ---------------- ----------- ------------------------- -------------------------
Anthony W. Deering...........     196,287       1,000,303     498,612 / 1,312,500       165,758 / 4,960,687
Douglas A. McGregor..........     183,336       1,478,775     294,878 / 527,500         191,554 / 2,787,100
Jeffrey H. Donahue...........     177,668         875,401     229,014 / 298,000         101,839 / 1,325,275
Jerome D. Smalley............     115,728         430,220     223,767 / 301,477         178,626 / 1,328,812
Duke S. Kassolis.............      57,272         478,810     144,907 / 108,500         178,953 / 518,070

--------
(1) An "in-the-money" stock option is an option for which the market price, on December 31, 2001, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock when the option was granted). The value shown reflects stock price appreciation since the grant date of the option.

                         COMPARATIVE STOCK PERFORMANCE

   The following graph compares the cumulative total return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group of real estate companies identified below. The graph assumes that $100 is invested initially and all dividends are reinvested.






                                    [CHART]

                           TOTAL SHAREHOLDER RETURNS

        ROUSE CO  S&P 500 INDEX  PEER GROUP
        --------  -------------  ----------
Dec 96  $100.00      $100.00      $100.00
Dec 97   106.57       133.36       115.34
Dec 98    92.97       171.48       106.51
Dec 99    75.68       207.56        91.18
Dec 00    95.93       188.66       104.36
Dec 01   116.14       166.24       128.18

                              Base Period
    Company Name / Index        Dec 96    Dec 97  Dec 98  Dec 99  Dec 00  Dec 01
    --------------------      ----------- ------- ------- ------- ------- -------
The Rouse Company............    $100     $106.57 $ 92.97 $ 75.68 $ 95.93 $116.14
S&P 500 Index................    $100     $133.36 $171.48 $207.56 $188.66 $166.24
Peer Group...................    $100     $115.34 $106.51 $ 91.18 $104.36 $128.18

   The Peer Group consists of the following publicly traded real estate companies: Catellus Development Corporation, CBL & Associates Properties, Inc., Crown American Realty Trust, Federal Realty Investment Trust, General Growth Properties, Inc., The Macerich Company, Simon Property Group, Inc., Taubman Centers, Inc. and TrizecHahn Corporation.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

   Effective September 24, 1998, the Board requested that Anthony W. Deering enter into a special retention arrangement (the "Retention Agreement") with the Company. Mr. Deering concurred and, under the terms of the Retention Agreement, as amended, he will serve as the Company's Chief Executive Officer until January 31, 2005, with a minimum annual base salary of $800,000 (subject to increases in accordance with the Company's executive compensation policy) and he will be eligible for an annual cash bonus under the Company's incentive compensation program.

   In connection with the Retention Agreement, in 1998, Mr. Deering also received options to purchase 300,000 shares of Common Stock, 109,850 shares of restricted stock, and a cash payment of $2,643,713 to pay income taxes resulting from the restricted stock award. The stock options are at an exercise price of $27.3125 per share (the closing price of the Company's Common Stock the day before the grant date) and vest ratably on the fourth and fifth anniversaries of the grant date. The restricted stock vests in total on January 31, 2005. In addition, the Board accelerated the incentive stock award that Mr. Deering would have received in 1999 under the Company's 1997 Stock Incentive Plan. As a result, Mr. Deering received options in 1998 to purchase an additional 300,000 shares at an exercise price of $32.77 per share ($5.4575 above the closing price of the Company's Common Stock the day before the grant date) which vest 25% on February 25th in each of the years 2001 through 2004.

   If Mr. Deering dies, becomes disabled, terminates his employment for Good Reason (as defined in the Retention Agreement) or is discharged by the Company without Cause (defined in the Retention Agreement to include certain changes of control), then (a) all unvested stock options and restricted stock awards held by Mr. Deering will vest immediately and (b) Mr. Deering will be entitled to receive his Accrued Annual Bonus (as defined in the Retention Agreement) and a payment equal to (i) one-twelfth of the sum of his then current base salary plus his average bonus during the prior three years, multiplied by (ii) the lesser of 36 or the number of months from the termination date until Mr. Deering's 62nd birthday. If Mr. Deering's employment terminates for any other reason, the unvested portion of the options and restricted stock granted to Mr. Deering pursuant to the Retention Agreement will be forfeited, he will be required to repay the tax gross-up payment, and he will not be entitled to any severance payment.

   Effective October 25, 1999, the Company entered into change of control agreements (the "COC Agreements") with each of its executive officers(1) other than Mr. Deering in order to encourage the executives to remain with the Company in the event of a Change of Control of the Company (as defined in the COC Agreements). The Board approved the COC Agreements as being in the best interests of the Company. The term of the COC Agreements is four years (subject to potential one-year extensions) or, if later, three years after a Change of Control. The COC Agreements become operative only upon a Change of Control.

   If the Company terminates the executive's employment other than for Cause (as defined) or if the executive terminates his employment for Good Reason (as defined) after a Change of Control and during the term of the COC Agreement, the executive is entitled to certain benefits. These benefits include a severance payment equal to three times the sum of his Annual Base Salary and Annual Bonus (both, as defined) and enhanced retirement benefits consisting of three years' additional benefits under the Company's qualified and nonqualified Pension and Savings Plans (with the Pension Plan benefit calculated as if the executive were three years older), continued coverage under the Company's welfare benefit plans (e.g., medical insurance plans) for three years at no cost, vesting of all options and restricted stock, and forgiveness of any Company loans. If, prior to or following a Change of Control, the executive voluntarily terminates his employment, dies or becomes disabled or if the Company terminates his employment for Cause, the executive is entitled to no special payments.

   With respect to all named executive officers, in addition to the provisions in the COC Agreements, all stock option grants, stock bonus awards and related loans under the Company's Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest, any remaining restrictions upon bonus stock shares will be released and any related loan balance will be forgiven if the executive dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without Good Cause (which is defined to include certain changes of control of the Company). If such an event were to occur with respect to a named executive officer, all stock options not yet exercisable, including those set forth above in the table captioned "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values," would vest, and the outstanding principal loan balances set forth below in "Indebtedness of Executive Officers" would be forgiven. In addition, Mr. Deering and Mr. McGregor would have forfeiture restrictions released on 149,850 and 37,500 shares, respectively, of bonus stock; Messrs. Donahue and Smalley each would have forfeiture restrictions released on 42,000 shares of bonus stock and Mr. Kassolis would have forfeiture restrictions released on 21,600 shares of bonus stock.

   The Company also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week's salary for each six months of service performed in the first three years of employment and one week's salary for each year of service from the fourth through ninth years. Once an employee has reached his or her tenth year anniversary date with the Company, severance will be two weeks for every full year of service from the date of hire. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.
--------
(1) In addition to the named executive officers, the executive officers are Robert Minutoli, Robert D. Riedy, Alton J. Scavo and Daniel C. Van Epp, all Senior Vice Presidents of the Company.

                      INDEBTEDNESS OF EXECUTIVE OFFICERS

   In February 1995, upon his election as Chief Executive Officer, Mr. Deering received shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In 1996 Messrs. Donahue, McGregor, Kassolis, Minutoli, Riedy, Scavo, Smalley and Van Epp received shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In December 1998, Mr. McGregor received shares of Common Stock pursuant to the Company's 1997 Stock Incentive Plan upon his promotion to Vice Chairman and Chief Operating Officer of the Company. At the same time, Messrs. Donahue and Smalley were awarded shares of Common Stock upon their promotion to Executive Vice Presidents of the Company. In connection with such stock grants and to assist the recipients in paying related tax and other obligations, the Board approved loans to such executive officers. Each loan referred to in this paragraph is to be forgiven, except as to interest, in either four or five equal annual installments if the recipient continues to serve the Company.

   In March 1989, the Personnel Committee granted stock options to Messrs. Kassolis, Minutoli, Riedy and Smalley pursuant to the Company's 1985 Stock Option Plan. At the same time, the Board authorized loans to each person to be made in connection with the exercise of the options. Subsequently, the terms of the options were modified by the Board or the Personnel Committee to permit, as an alternative, open market purchases of the same number of shares of Common Stock and loans in the amount of the open market purchases. Each loan is to be forgiven, except as to interest, in five equal annual installments if the recipient continues to serve the Company.

   The following table lists those executive officers who received loans in connection with the bonus stock grants and the stock option grants described in the two preceding paragraphs, and whose maximum indebtedness to the Company at any time from January 1, 2001 through March 8, 2002 exceeded $60,000:

                                                                              Maximum
                                                                             Principal
                                                                          Amount of Loans     Principal
                                                                            Outstanding    Amount of Loans
                                                                            from 1-1-01    Outstanding on
Name of Individual               Relationship with Company               through 3-8-02(1)     3-8-02
------------------  ---------------------------------------------------- ----------------- ---------------
Anthony W. Deering  Chairman of the Board, President and Chief                   None             None
                      Executive Officer

Douglas A. McGregor Vice Chairman and Chief Operating Officer                 323,500          121,500

Jeffrey H. Donahue  Executive Vice President and Chief Financial Officer      303,000          162,000

Jerome D. Smalley   Executive Vice President and Director of                  303,000          162,000
                      Development

Duke S. Kassolis    Senior Vice President and Director of Property             87,000             None
                      Operations

Robert Minutoli     Senior Vice President and Director of New Business         87,000             None

Robert D. Riedy     Senior Vice President and Director of Retail Leasing      113,999           20,250

Alton J. Scavo      Senior Vice President and Director of Community            87,000             None
                      Development and General Manager of Columbia

Daniel C. Van Epp   Senior Vice President of the Company and President           None             None
                      of The Howard Hughes Corporation

--------
(1) Interest accrues on the principal amount of the outstanding loans and is payable on December 31st of each year. The interest rate on all the loans is 6% per year, except that the interest rate on the loans relating to the stock bonus grants that were made in February 1996 and December 1998 is 5% per year.

                                 PENSION PLAN

   The executive officers named in the Summary Compensation Table participate in the Company's noncontributory Pension Plan (the "Pension Plan"). As of January 1, 2002, the Pension Plan provides for a combination of "past service" benefits and "future service" benefits. The past service benefit is (i) 1.15% of the employee's highest average annual Compensation or Cash Compensation for any three consecutive years of service during the five-year period ending on December 31, 2001, which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the employee's highest average annual Compensation or Cash Compensation for any three consecutive years of service during the five-year period ending on December 31, 2001, which exceeds the Social Security covered compensation level, multiplied by the employee's years of service prior to January 1, 2002. For each year of service commencing after December 31, 2001 (future service), the employee receives an annual benefit of
(i) 1.15% of the employee's Cash Compensation which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the employee's Cash Compensation which exceeds the Social Security covered compensation level.

   The Company also maintains a supplemental plan (the "Supplemental Plan") in part to provide for retirement benefits to eligible employees whose pension benefit under the Pension Plan would be limited to amounts less than the Pension Plan would normally provide due to tax and pension laws enacted since 1982. The Supplemental Plan is a nonqualified, unfunded plan, and benefits are payable from the general assets of the Company. A primary purpose of the Supplemental Plan is to insure that the total retirement benefits of affected employees payable under both the Pension Plan and the Supplemental Plan (collectively, the "Plans") are determined on the same basis, so that the retirement benefits to be received are no more or less than what could have been received under the Pension Plan but for the enactment since 1982 of federal tax and pension laws limiting such benefits.

   Messrs. Deering, McGregor, Donahue, Smalley and Kassolis have, respectively, 29, 29, 28, 22 and 21 credited years of service under the Plans for benefit accrual purposes, and their estimated annual benefits payable under such Plans at the normal retirement age of 62 (assuming each continues to live and receives his 2001 rate of compensation to retirement) are $1,052,838, $636,597, $464,264, $422,600 and $362,308, respectively.(1)

   All benefits payable under the Pension Plan are subject to certain limitations contained in the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The limit on annual benefits for 2001 was $140,000 as to any individual who retired at his or her social security retirement age.

                    DIRECTORS' FEES AND OTHER TRANSACTIONS

   Under current Company policy, an annual fee of $27,500 is paid to the non-employee directors of the Company. The Chairman of a Board Committee receives an additional annual fee of $3,000. Directors also are paid a fee of $1,250 for attendance at any meeting of the Board and $1,000 for attendance at any meeting of a Committee of the Board or for special assignments. No fee is paid for attendance at sub-committee meetings.

   Non-employee directors receive 450 shares of Common Stock and 5,000-share stock option grants upon their initial election. Each continuing director receives an additional 1,000-share stock option grant and a 450-share stock grant annually.

--------
(1) Under the Retention Agreement with Mr. Deering, the Company agreed to supplement his retirement benefits under the Plans to guarantee annual benefits upon his retirement at or after age 62 equal to 55% of Mr. Deering's Cash Compensation (as defined in the Pension Plan). Under certain circumstances, Mr. Deering's retirement benefits will be supplemented in a similar fashion if he retires after age 60 but before age 62.

   The Company also provides credits to a nonqualified Company Common Stock account established for each director. In May 1996, each director's account was credited with an amount equal to 10% of the annual fee for each prior year of service on the Board, which amount was deemed to be invested in Company Common Stock. In addition, each director receives quarterly credits to his or her account equal to 2-1/2% of the current annual fee. Upon retirement from the Board, each director is entitled to receive the value of his or her account, but no director will receive less than an amount equal to the then present value of the payments such director would have received under the directors' retirement plan that was terminated when this program was established in 1996.

   Platt W. Davis, III is a partner in Vinson & Elkins, L.L.P., and his interest in the matter described below arises solely from such position. From time to time, Vinson & Elkins, L.L.P. provides legal services to subsidiaries and affiliates of the Company. Mr. Davis has provided no such services personally.

   John G. Schreiber is a partner in Blackstone Real Estate Advisors which, through an affiliate, is a general partner in a partnership which owns property in Austin, Texas, and to which an affiliate of the Company paid an option fee of $250,000 in 2001. Mr. Schreiber's ownership is approximately 1%, and he was not directly involved in negotiating the terms of the option. However, he has joint control and veto power over the entity.

   Mark R. Tercek is a Managing Director of Goldman, Sachs & Co. ("Goldman, Sachs"). From time to time, Goldman, Sachs provides investment banking and advisory services to the Company and its subsidiaries and affiliates. Mr. Tercek's interest in the services provided to the Company, its subsidiaries and affiliates, arises solely from his position as a Managing Director of Goldman, Sachs.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board is composed of Messrs. Benson (Chair), Davis, Schipke, Tercek, Vlak and Ms. Merriman. Each of the members is independent as defined by New York Stock Exchange listing standards. The Board has adopted a written charter for the Audit Committee. Each year the Audit Committee recommends to the Board the appointment of the Company's independent public accountants. The Audit Committee has received and reviewed the disclosures in a letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent public accountants that firm's independence from the Company. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001 and related matters with management and the Company's independent public accountants, reviewed the Company's Annual Report on Form 10-K filed with the SEC and reviewed such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as the Audit Committee deemed appropriate. Based on these discussions and reviews, the Audit Committee has recommended to the Board that the audited financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC. The Audit Committee held four meetings during 2001.

                    David H. Benson, Chair Roger W. Schipke
                    Platt W. Davis, III    Mark R. Tercek
                    Hanne M. Merriman      Gerard J.M. Vlak

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board first appointed the predecessor of KPMG LLP as the Company's auditor in December 1956. The audit services rendered by KPMG LLP for the fiscal year ended December 31, 2001 included the audit of the consolidated financial statements of the Company and subsidiaries, and separate audits of certain subsidiaries and affiliates, reviews of unaudited quarterly financial information, consultation in connection with the preparation of the Annual Report to Stockholders and the filing of the Annual Report on Form 10-K with the SEC, issuance of reports of compliance with debt and other agreements, and consultation with Company personnel on accounting and related matters.

   Representatives of KPMG LLP will attend the meeting and will be available to respond to appropriate questions submitted by stockholders.

   The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

          Audit fees, excluding audit related.............. $1,312,000
                                                            ==========
          Financial information systems design and
            implementation fees............................        -0-
                                                            ==========
          All other fees:
                 Audit related fees (1).................... $1,948,300
                 Other non-audit fees (2)..................    226,100
                                                            ----------
                                                            $2,174,400
                                                            ==========

--------
(1) Audit related fees consisted principally of separate audits of subsidiary companies and partnerships and unconsolidated joint ventures and partnerships primarily to satisfy lender, lessor, and/or other contractual requirements, information systems security and control reviews, audits of employee benefit plans and transaction related services.

(2) Other non-audit fees consisted principally of tax advisory and executive financial planning services.

   The Audit Committee considered whether the provision by KPMG LLP of the services described under "All other fees" above is compatible with maintaining KPMG LLP's independence and determined that it is.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Robert D. Riedy, a Senior Vice President of the Company, inadvertently failed to report on a Form 4 the disposition on June 29, 2001 of indirect beneficial ownership of 2,115 shares of the Company's Common Stock owned by two family trusts of which Mr. Riedy is a Co-Trustee. The sale was reported on a Form 4 that was filed on January 10, 2002.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   The Company provides all stockholders with the opportunity, under certain circumstances and consistent with the rules of the SEC, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the Annual Meeting of Stockholders to be held in May 2003. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the proxy statement and proxy card for that meeting, SEC Rule 14a-8 requires that such proposals be received by the Company no later than December 9, 2002. Any stockholder proposals for that meeting that are submitted outside the processes of SEC Rule 14a-8 will be considered "untimely" for purposes of SEC Rule 14a-4(c)1 if they are received by the Company after February 22, 2003. Proxies solicited by the Board for the Annual Meeting of Stockholders to be held in May 2003 may confer discretionary authority to vote on any such untimely stockholder proposals without express direction from stockholders giving such proxies. All stockholder proposals must be addressed to the attention of the Secretary at the Company's principal place of business in Columbia, Maryland.

                                 OTHER MATTERS

   Management is not aware of any other matters that will be brought before the meeting. If any matters properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board at the time of the meeting, the proxy holders will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

                                THE ROUSE COMPANY

     Proxy Solicited on Behalf of the Board of Directors--Annual Meeting of
                            Stockholders--May 9, 2002

     The undersigned holder of the Common Stock of The Rouse Company (the "Company") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated April 8, 2002, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief Executive Officer of the Company, and Gordon H. Glenn, Vice President, General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 9, 2002, and at any adjournments or postponements thereof.

     Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors, and in the best discretion of the proxy holders as to any other matters.

(Continued, and to be signed and dated on the reverse side)

                                        THE ROUSE COMPANY
                                        P.O. BOX 11352
                                        NEW YORK, N.Y. 10203-0352

                          \/ DETACH PROXY CARD HERE \/
--------------------------------------------------------------------------------

[____]    (Please sign, date and return                    [X]
           this proxy in the enclosed              Votes must be indicated
          postage prepaid envelope.)               (x) in black or blue ink.

The Board of Directors recommends a vote FOR the election of all nominees for directors.

(a) Election of Directors


    FOR all nominees  [_]   WITHHOLD AUTHORITY to vote     [_]  *EXCEPTIONS  [_]
    listed below            for all nominees listed below

Nominees: David H. Benson, Platt W. Davis, III and Juanita T. James

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________




(b) IN THEIR DISCRETION on such other matters as may properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting of Stockholders or any adjournments or postponements thereof.


    [SCAN LINE]

(Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint owner should sign. When signing as trustee, executor or other fiduciary, please so indicate.)

Date ___________________________________________


Share Owner sign here ____________________________


Co-Owner sign here _______________________________